Exhibit 3.7

GEORGIA PCS MANAGEMENT, L.L.C.

ARTICLES OF ORGANIZATION

1.

The name of the limited liability company is:

Georgia PCS Management, L.L.C.

hereinafter referred to as “the Company.”

2.

The Company will be member managed.

3.

The initial registered office of the Company shall be 25 S. Thomas Street, Elberton, Elbert County, Georgia 30635, and the initial registered agent at such office shall be ROBERT F. LEVERETT.

4.

The mailing address of the initial principal place of business of the Company shall be P.O. Drawer 399, Elberton, Georgia 30635.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on the 22nd day of July, 1997.

/s/ Robert F. Leverett
ROBERT F. LEVERETT Organizer P.O. Drawer 399 25 S. Thomas Street Elberton, GA 30635 (706) 283-2651